UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2016

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia	22031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 30, 2016, ICF International, Inc. (the “Company”) entered into two (2) International Swap Dealers Association, Inc. Master Agreements, one with JPMorgan Chase Bank N.A. (“JPMorgan”) and the second with SunTrust Bank (“SunTrust”) (each a “Master Agreement”). Each Master Agreement permits the Company to enter into certain derivative and/or hedging transactions (“Transactions”) to manage the risk relating to interest rate volatility.

The Master Agreements were executed pursuant to the Company’s Fourth Amended and Restated Business Loan and Security Agreement, dated May 16, 2014, with a syndication of 11 commercial banks (the “Credit Facility”). The Credit Facility, as further modified on November 5, 2014, allows for Company borrowings of up to $500.0 million without a borrowing base requirement and matures on May 16, 2019. The Company has the ability to borrow funds under its Credit Facility at interest rates based on both LIBOR and prime rates, at its discretion, plus their applicable margins.

Pursuant to the Master Agreement with JPMorgan, dated September 30, 2016, the Company entered into a swap transaction utilizing a notional amount of $100 million, with an effective date of January 31, 2018 and a maturity date of January 31, 2023. The Transaction will be governed by the Master Agreement, including the related Schedule to the Master Agreement. The swap transaction is intended to mitigate the Company’s interest rate risk as it provides for the Company to pay a fixed rate of 1.22% per annum plus the applicable margin pursuant to the Credit Facility. Notwithstanding the terms of the interest rate swap transaction, the Company is ultimately obligated for all amounts due and payable under the Credit Facility. The Company may enter into additional Transactions in the future from time to time.

JPMorgan, SunTrust and their affiliates perform and may in the future perform, for the Company and its subsidiaries, various commercial banking and transfer agent services, for which they will receive customary fees and expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: October 5, 2016	By:	/s/ James C. Morgan
James C. Morgan
Chief Financial Officer